Exhibit 10.130

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this "Agreement") is made as of this ____ day of February, 2007 by and among LASALLE BANK, NATIONAL ASSOCIATION, AS TRUSTEE OF MARATHON REAL ESTATE CDO 2006-1 GRANTOR TRUST, successor-in-interest to Marathon Structured Finance Fund L.P., a Delaware limited partnership (the “Lender”), SOUTH BEACH RESORTS, LLC, a Florida limited liability company (the “Borrower”), FRED PAUZAR, an individual resident of the State of Florida ("Pauzar") and MALCOLM WRIGHT, an individual resident of the State of Florida ("Wright", and together with Pauzar, the "Principals", and the Principals together with Borrower, the "Borrowing Parties").

RECITALS

A.       Lender and Borrower are parties to that certain Loan Agreement dated as of June 30, 2005 (the "Loan Agreement"), pursuant to which Lender agreed to make a loan to Borrower (the "Loan") the sum of up to Nine Million and NO/100 Dollars ($9,000,000.00).

B.       The Loan is evidenced by that certain Promissory Note dated June 30, 2005 (the "Note"), and is secured by the lien of that certain Mortgage, Assignment of Rents and Security Agreement dated June 30, 2005 and recorded among the land records of Dade County, Florida July 11, 2005 in Official Records Book 23557, Page 3073 (the "Mortgage").

C.       Payment of certain of the obligations of Borrower pursuant to the Loan Documents is guaranteed by Pauzar and Wright pursuant to the terms of, inter alia, that certain Guaranty (Exceptions to Nonrecourse Liability) dated as of June 30, 2005 (the "Guaranty"). As used herein, the term "Loan Documents" shall mean the Loan Agreement, the Note, the Mortgage, the Guaranty and any and all other documents evidencing, securing and/or governing the Loan whether now existing or hereafter executed and delivered.

D.       The Loan matured by its terms on January 11, 2007, and Borrower has failed to repay the Loan in accordance with the terms of and as required by the Loan Documents, which failure is an "Event of Default" (as defined in the Loan Agreement) under the Loan Documents (the "Existing Default").

E.        Borrower is indebted to Lender for the outstanding principal balance of the Note, accrued interest thereon, late charges, the "Exit Fee" (as defined in the Loan Agreement) and costs, expenses and attorneys' fees (collectively, all liabilities of Borrower to Lender, whether now existing or hereafter arising, including accrued interest and all reasonable costs and attorneys' fees, shall be referred to herein as the "Obligations").

F.        Borrower has requested that Lender waive the Existing Default, and Lender has conditionally agreed to waive such Existing Default, on the terms set forth below provided that, in the event that any Event of Default or Other Default occurs during the Forbearance Period (as hereinafter defined) or prior to the payment in full of the Obligations of the Borrower to Lender, such waiver shall be null and void.

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.          Incorporation of Recitals; Defined Terms.

(a)   The foregoing Recitals are incorporated herein as though set forth at length below.
(b)        Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the respective Loan Documents.

(c)        As used herein, the term "Bankruptcy Code" shall have the meaning set forth in Section 4(a) of this Agreement.

(d)        As used herein, the term "Forbearance Period" shall mean the Initial Forbearance Period or the Extended Forbearance Period, as the case may be.
(e)        As used herein, the term "Interest Differential" shall have the meaning set forth in Section 6(d) of this Agreement.

(e)        As used herein, the term "Interests" shall have the meaning set forth in Section 10(h) of this Agreement.

(f)         As used herein, the term "Liabilities" shall have the meaning set forth in Section 5(g) of this Agreement.

(g)        As used herein, the term "Mezzanine Lender" shall mean International Property Investors AG, or another entity owned and/or controlled by Sir David Garrard.

(h)        As used herein, the term "Mezzanine Loan" shall mean a loan secured by the equity interests in Borrower (and not by a lien on the Property) in form and content satisfactory to Lender.

(i)         As used herein, the terms "Released Parties" and "Releasing Parties" shall have the meanings set forth in Section 5(a) of this Agreement.

2.         Acknowledgements. Borrowing Parties hereby acknowledge, ratify, admit, stipulate, and agree, without precondition or qualification, as follows:

a.     Each of the Recitals contained above in this Agreement is true, correct and complete in all material respects.

b.     Borrower and Principals (i) entered into the Loan Documents to which they are parties and (ii) are entering into this Agreement of their own free will, without coercion or threat of any kind from Lender or from any other person, fully understanding the terms hereof (including the waiver of certain material rights afforded by law), and are fully aware that they may have potentially advantageous alternatives to entering into this Agreement. Borrower and Principals acknowledge, stipulate and agree that any other alternative would present a material risk to their detriment.

c.      The Loan Documents constitute valid and binding obligations of Borrower and Principals, enforceable against each of them in accordance with their respective terms.

d.      As of February 7, 2007, the Obligations consisted of the following:

                                         Principal $ ____________
                                         Interest Due $ ____________
                                         Default Interest $ ____________
                                         Late Charges  $ ____________
                                         Total $ ____________

In addition, Borrower is obligated to pay to and reimburse Lender for all amounts incurred in connection with the Obligations and/or the Existing Defaults, including, without limitation, costs and expenses of Lender's legal counsel, which amounts constitute part of the aggregate Obligations.

e.      Except as specifically provided in Section 6 (c) and (d) below, Borrower's obligation to repay the Obligations is unconditional and is without defense, counterclaim, recoupment or offset. The Obligations are immediately due and payable in full.

f.      There exist one or more defaults under the terms of the Loan Documents, any and all notices required to be given by Lender have in fact been given and received, all applicable grace periods have expired without cure having been effected, and Borrowing Parties hereby waive all such notice provisions and grace periods in connection with Existing Default.

g.     Borrower has no defenses, rights of set-off or recoupment, causes of action or claims or counterclaims with respect to the Obligations and/or the liens and security interests granted to Lender pursuant to the terms of the Loan Documents, and all of such liens and security interests are enforceable by Lender.

h.      Borrowing Parties shall derive material benefit by virtue of the execution and delivery of this Agreement and the performance of the parties' obligations hereunder.

3.        Reaffirmation of Obligations. Borrowing Parties reaffirm and ratify that Borrower is indebted and obligated, directly or indirectly, to Lender in an amount equal to the Obligations as set forth in Section 2(d) above. Interest shall continue to accrue on and forms a part of the Obligations pursuant to the terms of the Loan Documents as set forth herein. Borrower reaffirms and ratifies that, pursuant to the terms of the Loan Documents, it is liable to pay or reimburse applicable costs, fees and reasonable attorneys' fees and expenses related to the Obligations incurred by Lender, all of which form a part of the Obligations. Borrower hereby promises to pay to the order of Lender the Obligations, plus any and all accrued interest thereon and accrued costs, fees and reasonable attorneys’ fees and expenses in accordance with the Loan Documents as modified by the terms hereof.

4.        Bankruptcy Proceedings.

a. Each of Borrowing Parties hereby agrees that if such party becomes a debtor or debtor-in-possession under Chapter 7, Chapter 11 or Chapter 13 of Title 11, U.S.C. and/or any Federal or state statutes/or and regulations related thereto (the "Bankruptcy Code"), as the case may be, he/she will not seek injunctive relief against Lender, or otherwise oppose or take action to, object to, hinder or delay, the exercise of Lender's rights and remedies under the Loan Documents or hereunder. Without limiting the generality of the foregoing, it is the intent of the parties that no injunctive relief against Lender shall be sought under Section 105 or any other provision of the Bankruptcy Code by Borrowing Parties, and that no Borrowing Party shall seek any expansion of the stay provided by Section 362 of the Bankruptcy Code. In exchange for the consideration provided hereunder to the Borrowing Parties, each of the Borrower Parties hereby expressly waives with prejudice the effect of the automatic stay of section 362 of the Bankruptcy Code with respect to the Loan and the Guaranty.

b. Each of Borrowing Parties for him/herself (a) represents that such Borrowing Party has no present or current intent (i) to file any voluntary petition under the Bankruptcy Code or in any instance to seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency law or laws providing for relief of debtors in equity, or (ii) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against a Borrowing Party or directly or indirectly cause such Borrowing Party to become the subject of any proceedings pursuant to any local, state, federal or other bankruptcy, dissolution, liquidation or insolvency law or laws, either at the present time or at any time hereafter. Borrower Parties each represent and acknowledge that (i) they will be unable to confirm a plan of reorganization in a bankruptcy case that they may become the subject of, (ii) they will not seek to use Lender's cash collateral (as that term is defined in Section 361 of the Bankruptcy Code), and (iii) they will not seek to obtain post-petition debtor-in-possession financing with lien priority senior to that of Lender pursuant to Section 364 of the Bankruptcy Code.

c. Each of Borrowing Parties covenants and acknowledges that in the event such Borrowing Party shall (i) be the subject of any petition under the Bankruptcy Code, (ii) be the subject of any order for relief issued under the Bankruptcy Code which is not dismissed within sixty (60) days of the filing thereof, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek or consent to or fail to contest the appointment of any trustee, receiver, conservator, or liquidator, (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, Borrowing Parties shall not oppose Lender's attempt to seek relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, and acknowledges and agrees that such Borrowing Party has not right or basis to oppose motion seeking relief from the automatic stay brought by the Lender. Each Borrower Party hereby specifically consents to the entry of an order by the Bankruptcy Court granting relief from the automatic stay in favor of the Lender.

d. Each Borrowing Party represents that neither the execution and delivery of this Agreement nor the performance of any actions required hereunder is being consummated with or as a result of any actual intent to delay or defraud any entity to which such party is now or will hereafter become indebted.

Borrower agrees that each of the foregoing provisions shall be construed and enforced broadly and to the fullest extent permitted by law.

5.        Release; Lender's Liability.

a. Borrower, Guarantors, their successors and assigns (including, without limitation, any estate, debtor, trustee, receiver or assignee for the benefit of creditors) to the fullest extent permitted by law (collectively, the “Releasing Parties”), hereby release, remise, forever discharge and forgive Lender, its shareholders, directors, affiliates, officers, employees, servicers, agents, attorneys, representatives, predecessors, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, causes, causes of action, demands, counterclaims, cross claims, damages, complaints, suits, bonds, losses, liabilities, obligations, commitments, contribution, indemnity or otherwise, at law or equity or mixed, known, unknown, suspected, unsuspected, asserted, unasserted, which the Releasing Parties or any of them, now have, had or may in the future have against the Released Parties or any of them, which arose prior to the execution and delivery of this Agreement and relate to the Loan Documents and or the Obligations..

b. Lender shall not be liable for any claims, suits, actions, costs, damages, liabilities or expenses, or incidental, consequential, special or punitive damages (“Liabilities”) in connection with the subject matter of this Agreement other than Liabilities caused by the gross negligence or willful misconduct of Lender and Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and the directors, officers, employees and agents of any of them, and the successors and assigns of Lender from and against any and all Liabilities arising from or in connection with any acts or omissions taken by Borrower in connection with this Agreement or the performance of Borrower's duties under this Agreement, other than those Liabilities caused by the gross negligence or willful misconduct of Lender.

6.        Forbearance Period.

(a) During the Forbearance Period (as defined below), Lender agrees to forbear from exercising any right or remedy against Borrowing Parties with respect to the Existing Default, provided (i) there shall occur no Event of Default other than the Existing Default and (ii) Borrower shall continue to make monthly payments of accrued interest on the Payment Date as contemplated by Section 2.2.1 of the Loan Agreement. Nothing herein shall be construed as an agreement by Lender from asserting any affirmative defense, cross claim, counterclaim or third party claim in any action or proceeding that is now pending or may hereafter be commenced. Lender's agreement to forbear from exercising any rights or remedies in accordance with this paragraph shall commence as of the date hereof and continue until 5:00 PM Eastern time, April 11, 2007, unless earlier terminated as a result of the occurrence of an "Additional Default" (as defined below) (the "Initial Forbearance Period"). Unless extended pursuant to the terms of paragraph (b) below, upon and after the expiration of the Initial Forbearance Period, Lender shall be free to exercise any right or remedy to which Lender heretofore or hereafter shall be entitled without regard to this paragraph. Nothing contained herein shall be deemed to limit Borrower's obligations to make all payments due under the Loan Documents other than the repayment of the principal balance, all of which obligations shall remain in full force and effect.

(b) Borrower shall have one (1) option to extend the term of the Initial Forbearance Period for an additional ninety (90) days, i.e., until 5:00 PM Eastern time, July 11, 2007 (the "Extended Forbearance Period"), provided (i) no Other Default shall have occurred, (ii) Borrower delivers written notice to Lender no later than ten (10) Business Days prior to the expiration of the Initial Forbearance Period electing to extend the Initial Forbearance Period and (iii) and on or before July 3, 2007, Borrower shall cause to be delivered to Lender the sum of Five Hundred Thousand ($500,000.00), for application to the outstanding principal balance of the Loan.

(c) During the Forbearance Period, so long as no Additional Default shall occur, Borrower shall not be obligated to pay the Late Charges accruing as contemplated by Section 8 of the Note. Provided that Borrower pays the Obligations in full prior to the expiration of the Forbearance Period, Lender shall waive such Late Charges in their entirety.

(d) During the Forbearance Period, so long as no Additional Default shall occur, although interest shall accrue at the Default Rate as contemplated by Section 7.2 of the Note, Borrower shall continue to pay interest at the Interest Rate, and the difference between interest accruing at the Interest Rate and the Default Rate (the "Interest Differential") shall be deferred. Provided that Borrower pays the Obligations in full prior to the expiration of the Forbearance Period, Lender shall waive the Interest Differential in its entirety.

7.        Costs and Expenses. Borrower shall be liable to and shall pay to Lender all of the following:

(a) Principal. Upon execution and delivery hereof (and in no event later than February 8, 2007), Borrower shall instruct the Escrow Agent to release the $750,000 currently held in escrow pursuant to the terms of the Escrow Agreement to Lender, for application to the outstanding principal balance of the Loan.

(b) Interest. Upon execution and delivery hereof (and in no event later than February 8, 2007), Borrower shall pay all accrued interest due under the Loan Documents to Lender.

(c) Legal Fees. Borrower shall pay all of Lender's attorneys' fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the enforcement of Lender's rights and remedies hereunder and/or under the Loan Documents, as the case may be.

(d) Lender's Costs and Expenses. Borrower shall pay all costs and expenses incurred by or on behalf of Lender relating to the Loan, Borrower's default, and/or the execution and delivery of this Agreement.

8.        Good Faith. The parties hereto have negotiated and entered into this Agreement in good faith.

9.        Value. As a consequence of Lender's covenants, releases, waivers, settlement, and forbearance under this Agreement, Borrowing Parties have received reasonably equivalent value, as construed under Section 548 of the Bankruptcy Code, and fair consideration, as construed under applicable local and state laws, for their obligations as set forth in this Agreement.

10.      Other Representations, Warranties and Covenants. Borrower and each Guarantor represent, warrant and covenant to Lender for itself as follows:

a. It has the full power, authority and legal right to execute, deliver and comply with this Agreement, and this Agreement constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms.

b. It does not require any consent, approval or other authorization of any court, administrative agency or other governmental authority in connection with its execution and delivery of or compliance with this Agreement.

c. Its execution and delivery of and compliance with this Agreement will not conflict with or result in a breach of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any provision of any agreement or other document or instrument to which such party is a party or by which such party is bound, and such action will not result in the creation or imposition of any lien, charge or encumbrance upon any property of such party in favor of anyone other than Lender.

d. There is no action, suit or proceeding pending or threatened against or affecting such party or its property before any court, administrative agency or other governmental authority, or which brings into question the validity of the transactions contemplated hereby. Borrower and/or Guarantor, as the case may be, has not received actual or constructive notice or threat of the commencement of any such action against such party.

e. It is current and not in default of its obligations to any and all governmental taxing authorities, including, without limitation, local, regional, and federal authorities.

f. Lender has no further obligation to disburse any Required Renovation Funds pursuant to the Loan Agreement.

g. All further payments of interest on the Loan shall be made at the Applicable Interest Rate, and not at the Payment Rate.

h. Borrower acknowledges that (i) by notice dated January 18, 2007, Lender instructed SunTrust Bank to hold solely for account of Lender all funds on deposit in the "Deposit Account" (as defined in the Loan Agreement) pursuant to that certain Restricted (Springing) Account Agreement, and (ii) Borrower has no right, title or interest in or to the Deposit Account or the proceeds thereof.

i. As of the date hereof, SBR Holding Company, LLC, a Florida limited liability company is the owner of one hundred percent (100%) of the membership interests in Borrower (the "Interests"). Contemporaneously with or subsequent to the execution and delivery of this Agreement, SBR Holding Company, LLC intends to sell, assign, transfer and/or convey its right, title and interest in and to the Interests to American Leisure Holdings, Inc., a Nevada corporation. By its execution of this Agreement, Lender acknowledges and consents to the transfer of the Interests described herein; provided, however, in no event shall any party liable for all or any part of the Obligations (including, without limitation, Principals) be released or deemed released by virtue of any such transfer of the Interests.

11.      Mezzanine Loan.

(a) Lender acknowledges and agrees that Borrower shall be entitled to borrow the proceeds of the Mezzanine Loan in order to make the curtailment contemplated by Section 7(a) above. Except as otherwise provided in subsection (b) below, the principal amount of the Mezzanine Loan shall not exceed $750,000.00 (except for protective advances for legal costs or interest).

(b) In the event that Borrower elects to extend the Forbearance Period as contemplated by Section 6(b) above, the Mezzanine Loan may be increased by up to $500,000.00 in order , i.e., to a maximum principal amount of $1,250,000.00.

(c) Prior to consummating the Mezzanine Loan, Lender and the Mezzanine Lender shall enter into an intercreditor agreement in form and substance satisfactory to Lender

12.      Additional Defaults. Each of the following shall constitute an Additional Default hereunder:

a. The occurrence of an Event of Default (other than an Existing Default) under the Loan Documents.

b. If any representation or warranty set forth herein was untrue in any material respect when made.

c. Upon the breach by Borrower of any covenant contained herein which is not cured within ten (10) days after written notice thereof is delivered to Borrower.

d. If Borrower has not repaid the Loan in full prior to the expiration of the Forbearance Period in accordance with the terms hereof.

13.      Remedies. Upon the occurrence of an Additional Default, Lender shall be entitled immediately to terminate this Agreement without notice to Borrowing Parties, whereupon Lender shall be entitled to pursue all of its rights and remedies under the Loan Documents, at law or in equity.

14.       Notices. Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if by overnight courier, on the first business day after delivery to the courier; or (c) if by U.S. Mail, certified or registered mail, return receipt requested on the fourth (4th) day after deposit in the mail postage prepaid:

If to Lender:	Marathon Structured Finance Fund L.P. c/o Marathon Asset Management, L.L.C. 461 Fifth Avenue, 14th Floor New York, New York 10017 Attention: Craig Thaler, Esq.
and to:	LaSalle Bank National Association 181 W. Madison Street, 32nd Floor Chicago, Illinois 60602 Attention: Mike Oliver, Assistant Vice President
With a copy to:	Buchanan Ingersoll & Rooney One Chase Manhattan Plaza 35th Floor New York, New York 10005 Attention: James J. Freedman, Esq.
If to Borrower:	South Beach Resorts, LLC c/o Resorts Development Group LLC 2460 Sand Lake Road Orlando, Florida 32809 Attention: Malcolm J. Wright
With a copy to:	Warshaw Burstein Cohen Schlesigner & Kuh, LLP 555 Fifth Avenue, 11th Floor New York, NY 10022 Attention: Michael Zukerman, Esq.

15.      CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

16.       WAIVER OF JURY TRIAL. BORROWING PARTIES WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR THE LOAN DOCUMENTS, OR ANY ACTION OR PROCEEDING IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LOAN DOCUMENTS, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, OR MIXED, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT A BEFORE A JURY.

17.      APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

18.      Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are declared to be severable.

19.      Entire Agreement. This Agreement and the Loan Documents are complete integrated documents, set forth all of the terms, conditions and agreements between the parties hereto and supersede any and all prior and contemporaneous terms, conditions and agreements between the parties hereto. All exhibits and schedules attached hereto (if any) are incorporated herein and made a part hereof by this reference. There are no other agreements, promises, representations or warranties made or given in connection with any of the foregoing or concerning the subject matter hereof that are not contained herein or in the Loan Documents.

20.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

21.       Amendments and Waivers. The delay by any party hereto to exercise promptly any right or remedy, to declare any default or to take any other action permitted or required hereunder shall not be construed as a waiver, course of dealing, or estoppel by or against such party. The provisions of this Agreement may be modified or amended only by a written agreement entered into by the parties hereto, and may be waived only by a written waiver signed by the party against whom such waiver is sought to be enforced. No waiver, modification or amendment shall extend to or affect any obligation not expressly waived, modified or amended, or impair any right of Lender related to such obligation. Except as expressly modified or amended hereby the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect.

22.      Survival. Any and all representations, warranties, covenants, promises and understandings of any kind or nature whatsoever contained herein or in the Loan Documents shall survive the execution and delivery hereof until the Obligations are indefeasibly repaid in full to Lender.

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{SIGNATURE PAGE 1 OF 1 TO FORBEARANCE AGREEMENT}

IN WITNESS WHEREOF, the parties hereto have signed this Agreement the day and year first above written.

WITNESS:    BORROWER:

                                                              SOUTH BEACH RESORTS, LLC, a Florida limited liability company

                                                              By: SBR Holding Company, LLC, a Florida limited
                                                                      liability company, its managing member

/s/ Jason Williams                             By:  /s/ Malcolm J. Wright
                                                    Name: Malcolm J. Wright
                                                    Title: Managing Member

PRINCIPALS:

/s/ Jason Williams                                               /s/ Malcolm J. Wright
Malcolm Wright, individually

/s/ Jason Williams                                               /s/ Fred Pauzar
Fred Pauzar, individually

LENDER:

LASALLE BANK, NATIONAL ASSOCIATION, as Trustee of Marathon Real Estate CDC 2006-1 Grantor Trust

By:____________________________
Name:__________________________
Title:___________________________